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                                                                     EXHIBIT 5.1




January 30, 2004


Bakers Footwear Group, Inc.
2815 Scott Avenue
St. Louis, MO 63103

Ladies and Gentlemen:

We have acted as special counsel to Bakers Footwear Group, Inc., a Missouri corporation (the "Company"), in connection with the Registration Statement on
Form S-1 (No. 333-         , the "Registration Statement") filed by the Company
with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of up to 653,331 shares (the "Shares") of common stock of the Company, par value $0.0001 per share (the "Common Stock"). The Shares will be issued upon the automatic conversion of $4.9 million aggregate principal amount of the Company's convertible subordinated debentures due 2007 (the "New Debentures") in connection with the closing of the Company's public offering pursuant to the Underwriting Agreement by and among the Company and Ryan Beck & Co., Inc. and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., as representatives of the underwriters named therein (collectively, the "Representatives"), a form of which is incorporated by reference into the Registration Statement as Exhibit 1.1 thereto (the "Underwriting Agreement").

In connection herewith, we have examined:

         (1)      the Registration Statement;

         (2)      the Underwriting Agreement;

         (3) the Debenture Purchase Agreement, dated April 4, 2002, by and among the Company and Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Julian Edison, The Crown Advisors, LLC, Crown Investors Partners, LP and Eagle Fund I, L.P.;

         (4) the Convertible Debenture Exchange Agreement, dated January 2, 2004, by and among the Company and Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Julian Edison, The Crown Advisors, LLC,

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Bakers Footwear Group, Inc.
January 30, 2004
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                  Crown Investors Partners, LP and SWB Holdings, Inc.
                  (collectively, the "Selling Shareholders");

         (5) the Second Registration Rights Agreement, dated January 2, 2004, among the Company and the Selling Shareholders; and

         (6)      the New Debentures.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Articles of Incorporation ("Articles"), which have been filed with the Office of the Secretary of State of the State of Missouri and by their terms are effective as of February 2, 2004, and the form of Restated Bylaws attached as Exhibit 3.2 to the Registration Statement, which we expect to be adopted by the Company prior to, and to be in effect upon, the issuance of the Shares (the "Restated Bylaws"), and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records, and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, at such times as the Shares are issued, all of the documents referred to in this opinion will have been duly authorized by, duly executed and delivered by, and will constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents will have been duly authorized and all parties will be duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that assuming (a) the effectiveness of the Restated Articles, (b) the due adoption by the Company of the Restated Bylaws,
(c) the due execution and delivery of the Underwriting Agreement and (d) the due consummation of the Underwriting Agreement in accordance with its terms, the Shares will be validly issued, fully paid and nonassessable.

Our opinion herein reflects only the application of applicable Missouri law and the Federal laws of the United States of America. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or

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Bakers Footwear Group, Inc.
January 30, 2004
Page 3




otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

This opinion letter is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Securities and Exchange Commission. We do not give any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP